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                                                                   Exhibit 99.1
[BUCKLE LOGO]                                                   THE BUCKLE, INC.

                                            2407 W. 24th St. Kearney, NE  68845

                                          P.O. Box 1480 Kearney, NE  68848-1480

                                                           PHONE:  308-236-8491

                                                             FAX:  308-236-4493

                                                           WEB:  www.buckle.com



FOR IMMEDIATE RELEASE:   November 11, 2004


CONTACT:    Karen B. Rhoads, Chief Financial Officer
            The Buckle, Inc.
            308/236-8491

        THE BUCKLE, INC. REPORTS THIRD QUARTER NET PROFITS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) reported net income up 22.4 percent on a 10.2 percent sales increase for the third quarter ended October 30, 2004.

Net income for the third quarter of fiscal 2004 was $14.9 million, or 70 cents per share (67 cents per share on a diluted basis), compared with $12.2 million, or 57 cents per share (56 cents per share on a diluted basis) for the third quarter of 2003.

Net sales for the third quarter ended October 30, 2004, increased 10.2 percent to $133.7 million from $121.3 million for the third quarter of fiscal 2003. Comparable store net sales, for stores open at least one year, were up 5.1 percent for the 13 weeks ended October 30, 2004, compared with the 13 weeks ended November 1, 2003.

Net sales for the first nine months of fiscal 2004 increased 12.7 percent to $325.3 million from $288.7 million in the first nine months of fiscal 2003. Comparable store net sales increased 7.5 percent for the nine months ended October 30, 2004 compared with the nine months ended November 1, 2003.

Net income for the first nine months ended October 30, 2004 was $26.2 million or $1.22 per share ($1.18 per share on a diluted basis), compared with $18.8 million or 89 cents per share (87 cents per share on a diluted basis) for the nine months ended November 1, 2003.

Beginning with the four-week period ended May 1, 2004, the Company changed its method of reporting comparable store sales to exclude Internet sales.

During the third quarter of fiscal 2004, the Company purchased 85,000 shares of the Company's common stock at an average price of $26.39 per share. These shares were purchased pursuant to the corporate stock repurchase program authorized by the Board of Directors on December 27, 2000. The Company has 18,675 shares remaining to be purchased to complete this authorization.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. The Company ended the third quarter with 327 retail stores in

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38 states. It currently operates 329 retail stores in 38 states compared with
319 stores in 38 states at this same time a year ago.

To listen to the Company's recorded quarterly earnings commentary, please call
(308) 238-2500.



SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

 Note: News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.





                            Financial Table to Follow


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                     THE BUCKLE, INC. - STATEMENTS OF INCOME
                (in thousands, except per share data - unaudited)



                                          Thirteen weeks ended             Thirty-nine weeks ended
                                        -------------------------         -------------------------
                                        Oct. 30,          Nov. 1,         Oct. 30,          Nov. 1,
                                          2004             2003             2004             2003
                                        --------         --------         --------         --------
Net Sales                               $133,722         $121,325         $325,344         $288,721

Cost of Sales                             81,480           77,680          212,545          197,609
                                        --------         --------         --------         --------

Gross Profit                              52,242           43,645          112,799           91,112

Selling Expenses                          24,785           21,353           61,518           54,312
General and Administrative Exp.            4,814            3,822           12,564            9,998
                                        --------         --------         --------         --------

Income from Operations                    22,643           18,470           38,717           26,802

Other Income                                 910              776            2,653            2,848
                                        --------         --------         --------         --------

Income before Income Taxes                23,553           19,246           41,370           29,650

Income Tax Expense                         8,643            7,063           15,190           10,885
                                        --------         --------         --------         --------

Net Income                              $ 14,910         $ 12,183         $ 26,180         $ 18,765
                                        ========         ========         ========         ========

Basic Income per Share                  $   0.70         $   0.57         $   1.22         $   0.89
                                        ========         ========         ========         ========

Diluted Income per Share                $   0.67         $   0.56         $   1.18         $   0.87
                                        ========         ========         ========         ========

Basic Weighted Avg. Shares                21,357           21,207           21,377           21,091
Diluted Weighted Avg. Shares              22,132           21,682           22,177           21,603







Selected Financial Data                                October 30,      November 1,
                                                          2004             2003
                                                        --------         --------
Cash and Investments                                    $194,883         $157,828
Inventory                                               $ 94,719         $ 84,081
Property and Equipment, Net                             $ 66,310         $ 66,196
Accounts Payable                                        $ 16,145         $ 18,086
